Exhibit 99.46

Hydromer, Inc.

35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.

Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com

Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE: The following is available for immediate release:

Branchburg, New Jersey; June 28, 2012

From: Hydromer, Inc.

    35 Industrial Parkway

    Branchburg, New Jersey 08876-3424

Contact: Martin von Dyck, Executive Vice-President

  (908) 722-5000

Hydromer, Inc. Enters Into a Strategic Development Agreement with N8 Medical Inc. for a new class of antimicrobial coatings

Hydromer, Inc. (HYDI.PK) and N8 Medical, Inc. have entered into a Supply and Support Agreement.

Under the terms of this agreement, both parties will work together to jointly create and commercialize new antimicrobial coatings for the medical device market. The parties seek to capitalize on Hydromer’s leadership in medical grade polymeric coating technology in combination with N8 Medical’s novel class of compounds known as Ceragenins or CSAs. Ceragenins are patented synthetic peptidomimetic compounds licensed from Brigham Young University by N8 Medical that mimic the polyfunctional and broad spectrum activity of a key component of the human innate immune system. This new Ceragenin technology is targeted at combating hospital-acquired infections (HAI’s).

Testing has shown that coating approaches combining Hydromer technology and Ceragenins are highly effective in combating biofilms and a broad spectrum of microbes, and thus have the potential to significantly reduce HAIs, thereby possibly saving patients’ lives, reducing morbidity and saving healthcare systems worldwide billions of dollars annually.  CSA-13, one of the lead Ceragenin compounds, has exhibited potent antimicrobial properties and is rapidly bactericidal, fungicidal and virucidal against a wide array of pathogens, including multidrug resistant strains of Methicillin-resistant Staphylococcus aureus (MRSA) and Pseudomonas aeruginosa.  CSA-13 has also demonstrated the ability to both prevent and eradicate bacterial and fungal biofilms, which are nearly impossible to eradicate utilizing conventional antibiotics. Both parties will cooperate to facilitate regulatory approvals of products that combine the Hydromer technology and Ceragenin technology around the world.

“We are delighted with this synergetic relationship that capitalizes on our combined strengths and focuses on one of the most important under-addressed concerns in the medical community, HAI’s”, commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, “Together, with Hydromer’s global sales network with direct access to the major medical device manufactures in the world, we are correctly positioned for efficient market coverage.”

“The combination of our technologies has game changing potential in the antimicrobial medical coatings space and the potential to achieve dramatic savings for healthcare systems” stated David J. Richards, Chief Executive Officer of N8 Medical. “Our results to date have been exceptional and we are thrilled to partner with Hydromer to swiftly advance this technology to market.”

About Hydromer, Inc.: Hydromer, Inc. is a bio-technology-based company involved in the research and development, manufacture, contract coating and commercialization of specialized polymer and hydrogel products for medical device, animal health, cosmetic, personal care, and industrial uses.

About N8 Medical, Inc: N8 Medical, Inc. is an emerging biomedical technology company focused on creating innovative medical devices and pharmaceuticals to effectively combat a broad spectrum of infectious diseases and microbes, including those attributable to multidrug resistant bacteria. N8 Medical’s core technology is a new class of patented synthetic antimicrobial compounds known as Ceragenins. N8 Medical is a privately held, private equity-backed entity. The Ceragenin technology is for investigational use only. Specific applications for the technology require requisite regulatory approval.

For additional information please visit the following Web-sites:

http://www.hydromer.com

http://www.n8medical.com

Hydromer ® is a registered trademark of Hydromer, Inc.